Exhibit 99.1
T-3 Announces Third Quarter 2009 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) – November 4, 2009. T-3 Energy Services, Inc. (NASDAQ:TTES) reported third quarter 2009 net income of $4.1 million, or $0.32 per diluted share, compared to $4.9 million, or $0.38 per diluted share for the second quarter of 2009. The current quarter results include the benefit of an insurance claim settlement related to Hurricane Ike of just under $1.1 million, or $0.05 per diluted share after tax.
Revenues for the third quarter decreased to $47.5 million from $55.7 million in the second quarter of 2009. While backlog decreased to $41.2 million at September 30 versus $45.4 million at June 30, 2009, net bookings for the quarter increased slightly to $43.3 million compared to $41.8 million in the prior quarter.
Steve Krablin, T-3’s Chairman, President and Chief Executive Officer commented, “Our revenues, earnings and backlog continue to benefit from relatively stronger offshore and international markets. Third quarter revenues on products destined for international delivery represented 50% of total revenues, down from 61% in the prior quarter. Deliveries destined for international markets made up 75% of third quarter backlog, compared to 60% at the end of the second quarter. One large international order that we had anticipated completing and shipping in the third quarter was delayed into the fourth quarter of 2009, and will represent over $5 million in revenues for us in that period.
“We were pleased to record an uptick in bookings in the quarter, especially for our early cycle items including remanufacturing, repair and service. Since the end of the quarter, we have had continued success with international orders, which we believe indicates the bottoming process for our business has begun. While we anticipate that fourth quarter bookings may be affected by an expected seasonal year-end slowdown, we believe the longer-term strengthening trend should remain. For the fourth quarter, we anticipate earnings to be in the range of $0.22 to $0.26 per share.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Except for historical information, statements made in this release, including those relating to potential future revenues, bookings, cash flow, backlog, growth, business trends and prospects constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”,

“expect”, “expected”, “anticipate”, “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Jay Mitchell Senior Vice President and Chief Financial Officer 713-996-4118

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Revenues:
Products	$39,098	$59,635	$49,206	$141,645	$175,386
Services	8,392	10,203	6,542	24,379	31,312

	47,490	69,838	55,748	166,024	206,698

Cost of revenues:
Products	25,819	37,440	31,226	90,226	107,815
Services	5,049	6,100	3,860	14,488	18,334

	30,868	43,540	35,086	104,714	126,149

Gross profit	16,622	26,298	20,662	61,310	80,549

Selling, general and administrative expenses	12,876	15,696	13,468	44,422	44,226

Income from operations	3,746	10,602	7,194	16,888	36,323

Interest expense	(159)	(453)	(232)	(641)	(1,946)

Interest income	15	80	—	15	143

Equity in earnings (loss) of unconsolidated affiliates	359	(206)	359	912	175

Other income, net	1,219	42	225	1,469	168

Income from continuing operations before provision for income taxes	5,180	10,065	7,546	18,643	34,863

Provision for income taxes	1,101	5,359	2,658	5,856	13,128

Income from continuing operations	4,079	4,706	4,888	12,787	21,735

Loss from discontinued operations, net of tax	—	(9)	—	—	(20)

Net income	$4,079	$4,697	$4,888	$12,787	$21,715

Basic earnings per common share:
Continuing operations	$.32	$.38	$.39	$1.01	$1.75

Discontinued operations	$—	$—	$—	$—	$—

Net income per common share	$.32	$.38	$.39	$1.01	$1.75

Diluted earnings per common share:
Continuing operations	$.32	$.37	$.38	$1.00	$1.69

Discontinued operations	$—	$—	$—	$—	$—

Net income per common share	$.32	$.37	$.38	$1.00	$1.69

Weighted average common shares outstanding:
Basic	12,811	12,504	12,638	12,660	12,437

Diluted	12,887	12,872	12,744	12,758	12,885

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,797	$838
Accounts receivable — trade, net	32,159	47,822
Inventories	58,158	58,422
Deferred income taxes	6,962	5,131
Prepaids and other current assets	3,220	4,585

Total current assets	103,296	116,798

Property and equipment, net	48,770	46,071
Goodwill, net	88,563	87,929
Other intangible assets, net	32,607	33,477
Other assets	5,499	2,837

Total assets	$278,735	$287,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$17,044	$26,331
Accrued expenses and other	16,910	19,274
Current maturities of long-term debt	—	5

Total current liabilities	33,954	45,610

Long-term debt, less current maturities	—	18,753
Other long-term liabilities	1,091	1,628
Deferred income taxes	10,898	10,026

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,950,458 and 12,547,458 shares issued and outstanding at September 30, 2009 and December 31, 2008	13	13
Warrants, 10,157 issued and outstanding at September 30, 2009 and December 31, 2008	20	20
Additional paid-in capital	178,601	171,042
Retained earnings	52,823	40,036
Accumulated other comprehensive income (loss)	1,335	(16)

Total stockholders’ equity	232,792	211,095

Total liabilities and stockholders’ equity	$278,735	$287,112